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                                                         EXHIBIT 11

                         WILLBROS GROUP, INC.
 COMPUTATION OF INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE
          (In thousands, except share and per share amounts)
                             (Unaudited)


                           Three months ended  Nine months ended
                             September 30,       September 30,
                            1996       1995      1996       1995
                          -------    -------   -------    --------

PRIMARY
Net income (loss)         $  (2,841) $  2,155      $    589     $   2,281
Preferred dividends               -         -        (1,448)            -
                          ---------  --------      --------     ---------

Net income (loss)
  applicable to
  common shares           $  (2,841) $  2,155      $   (859)    $   2,281
                          =========  ========      ========     =========


Weighted average number
  of common and common
  equivalent shares
  outstanding            14,210,653 13,610,500    13,891,578   13,627,667

Adjustment to reflect
  common shares issued
  during the twelve months
  prior to May 31, 1996,
  as outstanding for all
  periods presented using the
  "treasury stock" method        -    596,191       172,180       596,191
                          --------  ---------     ---------    ----------

Weighted average number of
  common and common
  equivalent shares
  outstanding           14,210,653  14,206,691    14,063,758    14,223,858
                        ==========  ==========    ==========    ==========


Income (loss) per common
  and common
  equivalent share:

Net income (loss)       $     (.20)  $     .15   $     .04      $     .16
                        ==========  ==========   =========      =========

Net income (loss)
  applicable to
  common shares         $     (.20)   $    .15   $    (.06)     $     .16
                        ==========   =========   =========      =========

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There  is  no  significant difference between primary and fully  diluted income (loss) per share.